                                                                      EXHIBIT 11


                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                          Year Ended December 31,
                                                   ----------------------------------
                                                     1999        1998          1997
                                                   --------    ---------    ---------
                                                (In thousands except per share amounts)
Basic Earning per Share
Average shares outstanding                           57,108       56,638       54,122
                                                   ========    =========    =========
Income available to common shareholders'           $ 68,953    $  57,973    $  53,866
                                                   ========    =========    =========
Basic Earnings per Share                           $   1.21    $    1.02    $    1.00
                                                   ========    =========    =========
Diluted Earnings per Share
Average common shares outstanding                    57,108       56,638       54,122
Effect of dilutive stock options                        416          586          422
                                                   --------    ---------    ---------
Average diluted shares outstanding                   57,524       57,224       54,544
                                                   ========    =========    =========
Income available to common shareholders'           $ 68,953    $  57,973    $  53,866
                                                   ========    =========    =========
Diluted Earnings per Share                         $   1.20    $    1.01    $    0.99
                                                   ========    =========    =========